AMENDMENT TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT is made as of August 22, 2013, by and between JPMorgan Distribution Services, Inc., and the entities who are currently parties to the Distribution Agreement in place for the open-end investment companies in the J.P. Morgan Funds (the “Agreement”).

WHEREAS, the parties hereto wish to amend the Agreement to remove JPMorgan Mutual Fund Group and to add a new Section 1.7 to the Agreement, as well as to include updated schedules.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	As of the date of the Amendment, the following is added as a new Section 1.17.

1.17 Distributor shall maintain all books and records with respect to the Funds’ distributuion activities that are required to be maintained pursuant to the 1940 Act, all rules and regulations promulgated by the Commission thereunder, as well as any other legal requirements. The Distributor acknowledges and agrees that all such records are the property of the Trusts and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to a Trust upon its request. Further, the Distributor shall render to a Trust’s Trustees such periodic and special reports as the Trustees may reasonably request. The Distributor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 uner the 1940 Act.

3.	As of the date of the Amendment, Schedules A, B, C, D and F are replaced with new Schedules.

4.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Distribution Services, Inc.

By:
Name:
Title:

J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds
JPMorgan Trust I
JPMorgan Trust II
JPMorgan Insurance Trust

By:
Name:
Title:

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SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

(Effective as of August 22, 2013)

Name of Trust

Name ot Entity	State and Form of Organization
J.P. Morgan Fleming Mutual Fund Group, Inc	Maryland corporation

J.P. Morgan Mutual Fund Investment Trust	Massachusetts business trust

Undiscovered Managers Funds	Massachusetts business trust

JPMorgan Trust I	Delaware statutory trust

JPMorgan Trust II	Delaware statutory trust

JPMorgan Insurance Trust	Massachusetts business trust

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